Exhibit 99.1
Final Transcript

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Conference Call Transcript

SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Event Date/Time: Nov. 06. 2007 / 11:00AM ET

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

CORPORATE PARTICIPANTS
Dave Wallace
Superior Well Services, Inc. — Chairman, CEO
Tom Stoelk
Superior Well Services, Inc. — VP, CFO

CONFERENCE CALL PARTICIPANTS
Joe Agular
Johnson Rice & Co. — Analyst
Byron Pope
Tudor Pickering & Co. — Analyst

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Third Quarter 2007 Superior Well Services Earnings Conference Call. My name is Jeremy and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of the conference.
(OPERATOR INSTRUCTIONS)
I would now like to turn the presentation over to your host for today’s call, Mr. Dave Wallace, Chairman and CEO. Sir, you may proceed.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Thanks, Jeremy. Good morning, everyone. I’d like to welcome you to the Superior Well Services third quarter 2007 earnings call. Joining me today is Tom Stoelk, our Chief Financial Officer. I’d like to remind all those participating on the call today that a replay of our conference call today will be available to listen to through November 21, 2007 by dialing 888-286-8010 and referencing the conference I.D. number at 50428557. The webcast will be archived for replay on the Company’s website for 15 days. Additionally, our Form 10-Q was files this morning, shortly after the earnings release. A copy of the 10-Q is now posted on the Company’s website.
Before I begin with comments on our third quarter operating performance, I’d like to make the following disclaimer regarding our call today. Except for historical information, statements made in this presentation, including those relating to acquisition or expansion opportunities, future earnings, cash flow, and capital expenditures, are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical fact, included in this presentation that address activities, events, or developments that Superior expects, believes, or anticipates will or may occur in the future, are forward-looking statements.
These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments, and other factors and beliefs are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks are detailed in Superior’s Securities and Exchange Commission filing. The Company undertakes no obligation to publicly update or review any forward-looking statements.
Superior Well Services is happy to report an excellent third quarter performance and set new records for revenue, operating income, and EBITDA while improving our margins, sequentially. Our revenue for the third quarter was $94.3 million, a 40% gain over the same quarter last year and a sequential increase of 11%. Our activity in revenue increased as we hit our busy summer months and continued to put new revenue-generating equipment into service.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Our 40% year-over-year revenue growth outpaced the 4% rise in U.S. rig count in a period of flat, year-over-year natural gas prices, demonstrating the success of our growth strategy for increasing market share in existing locations and expanding our geographic footprint by opening new centers and new strategic markets. This strategy has resulted in excellent growth in revenue, profits, and return despite a flat rig count, low natural gas prices in the Rockies, and greater competition for commodity low-tech stimulation work.
We continue to add to both our sales and technical staff, which, in turn, provides improved levels of support to our expanding customer list. Our strategy to differentiate ourselves by positioning ourselves to pursue higher technical work is proceeding according to plans.
In the third quarter, we set a new operating income record of $18.9 million, up 24% over 2006 and up 15%, sequentially, with operating margins at 20%, slightly higher sequentially. Margins improved over the second quarter of 2007 as we grew our revenue while simultaneously improved utilization. We are in the process of opening three new service centers and are investing the staff to equip them. As a result, margins were slightly lower, year over year, as we incurred these startup costs.
Most other cost areas are in line with expectations and we are actually seeing reduced material costs, demonstrating our ability to manage our suppliers and/or pass through material cost inflation. We also invested in our own sand-handling equipment for reducing third-party costs.
EBITDA for the third quarter grew 13% sequentially to $25.6 million, up 35%, year over year. Our earnings per diluted share were $0.50, up 14% sequentially. We grew our workforce by 10%, sequentially to 1,394 employees as we recruit to staff our new locations in Dexter, New Mexico, Clinton, Oklahoma, and Brighton, Colorado. Hiring in all three of these locations is going very well and we are effectively competing for the best and most qualified workers. At this time, I will turn it over to Tom for some financial highlights.

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
Thanks, Dave. As Dave mentioned in his remarks, the Company set records in total revenue, net income, and EBITDA despite flat rig counts, lower realized GAAP prices in certain regions, and pricing pressure in the low-tech portion stimulation market. Revenues for the three months ended September 30, 2007 total $94.3 million, which was a $27.1 million, or a 40.3%, increase over the comparable period in 2006. Each operating region had revenue increases over the same period of the prior year, increased activity levels, new service centers, acquisitions, and pricing improvement led to the increases in 2007.
Revenue by operating region increased in 2007 by $7.6 million in the Southwest region, $13.9 million in the Appalachian region, $1 million in the Rocky Mountain region, $1.8 million in the Mid-Continent region, and $2.8 million in the Southeast region. Approximately $17.7 million, or roughly two thirds of the revenue increase in the quarter ended September 30, 2007 as compared to the comparable quarter of last year was attributable to new service centers.
New centers include organic startup locations and acquisitions that have less than 12 months of operating history with the Company. New service center revenue by operating region increased in 2007 by $7.6 million in the Southwest region, $4.1 million in the Rocky Mountain region, $2.8 million in the Appalachian region, and $3.2 million in the Mid-Continent operating region.
Revenue from our technical pumping services increased approximately 34.6% from $60.4 million for the three-month period ended September 30, 2006 to $81.4 million for the three-month period ended September 30, 2007. Technical pumping accounted for 86.3% of total revenues and the breakdown of 2007 technical pumping by service type was 52.8% stimulation, 20% cementing, and 13.5% in nitrogen.
Approximately 12.4% of the technical pumping revenue increased between the three-month periods ended September 30, 2007 and 2006 was attributable to new service centers. New service center revenue by operating region increased in 2007 by $7.6 million in the Southwest region, $1 million in the Mid-Continent region, $1 million in the Rocky Mountain region, and $2.8 million in the Appalachian region.
Revenue from our down-hole surveying services increased 91.3% in 2007 when compared to 2006’s third quarter numbers and reached $12.9 million for the three-month period ended September 30, 2007. The outside acquisitions are the wireline assets, made over last year and then earlier this year, contributed to the majority of the revenue increase. When comparing third quarter revenue in 2007 to second quarter 2007 revenue, the sequential growth between quarters was 11.2%, or $9.5 million.
Revenue by operating region increased by $2.6 million in the Southeast region on higher utilization and the addition of more cementing equipment, and the Appalachian region showed a $10.3 million sequential (inaudible) increase, due in part from higher utilization at our new

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

center at Jane Lew, as well as increased nitrogen revenues resulting from higher levels of unconventional and coal work done during the third quarter of 2007.
Revenues were down $233,000 between the second and third quarters in the Southwest region. This slight sequential drop in revenues was due to higher discounts experienced in the Southwest region, despite higher utilization during the quarter.
As Dave will comment on, later in the call, the Rocky Mountain region was our most challenging area, as we witnessed a drop off in service activity due to pipeline capacity issues and the resulting lower realized gas pricing in that region. Rocky Mountain revenues decreased $2.6 million between the second and third quarter 2007, due to a drop primarily in frac utilization, as certain customers delayed their completion activities due to the pipeline restrictions and the resulting lower realized gas pricing in that region. Mid-Continent region increased $527,000 between the second and third quarters due principally to pricing pressures and the change in customer mix.
Cost of revenue increased 46.4% to $66.1 million for the three months ended September 30, 2007 compared to $45.2 million for the three-month period ended September 30, 2006. The $21 million aggregate increase of cost was due to the fact that these costs vary with revenue on higher activity levels.
Cost of revenues as a percentage of total revenues increased approximately 2.9% for the quarter ended September 30, 2007 when compared to last year’s third quarter. As a percentage of revenue, depreciation expenses increased 1.7% to 6.9% for the quarter in 2007 compared to 2006 due to higher levels of capital expenditures made to expand our fleet of equipment.
Additionally, labor expenses as a percentage of revenues increased from 17.6% in the third quarter of 2006 to 19.7% in the third quarter of 2007. The labor costs were principally due to increased medical plan expenses and lower personnel utilization, principally in the Mid-Continent and Rocky Mountain regions.
Partially offsetting the higher depreciation and labor expense increases was lower material costs as a percentage of revenues. As a percentage of revenues, material costs declined approximately 0.9% in the third quarter of ‘07 compared to the third quarter of ‘06, principally due to lower transportation expenses on those materials.
New centers accounted for $14.1 million of the aggregated cost increases. By operating region, new center cost of revenues increased in the third quarter of 2007 when compared with the third quarter of 2006 by $7.2 million in the Southwest region, $2.4 million in the Rocky Mountain region, $1.9 million in the Appalachian region, and $2.6 million in the Mid-Continent region.
SG&A expenses were $9.3 million for the three months ended September 30, 2007 compared to $6.8 million for the three-month period ended September 30, 2006. That’s an aggregate increase of $2.5 million, or 36.9%. As a percentage of revenues, SG&A expenses declined from 10.1% for the third quarter of 2006 to 9.9% of the third quarter of 2007. The percentage decline is principally our ability to allocate these fixed cost components over a higher base of revenues.
Approximately $1.6 million of the SG&A increases in the third quarter of 2007 as compared to the third quarter of 2006 was attributable to the establishment of our new service centers. New service center SG&A by operating region increased in 2007 by $200,000 in the Appalachian region, $400,000 in the Mid-Continent region, $500,000 in the Southwest region, and $500,000 in the Rocky Mountain operating region.
Labor expenses increased $1.6 million in the third quarter of 2007 compared to the third quarter of 2006 because we hired additional management, sales, and administrative personnel to manage the growth in our operations. Approximately $1 million of the labor increases in the third quarter of 2007 compared to the third quarter of 2006 is related to our new service centers. As a percentage of revenue, the portion of labor included in SG&A was 5.9% in both the third quarters of ‘06 and ‘07.
Higher activity levels caused rent, insurance, and office expenses to increase SG&A for the three months ended 2007 compared to ‘06 by $200,000, $300,000, and $200,000, respectively. When comparing third quarter SG&A expenses to second quarter SG&A expenses in ‘07, the sequential increase between quarters was approximately $486,000. Labor expenses and facility costs at our new centers comprised the majority of the increases between quarters. Additional management, sales, and administrative personnel were added to these new centers as began our startup operations.
SG&A as a percentage of revenues declined from 10.4% in the second quarter of 2007 to 9.9% in the third quarter of ‘07. This increase is reflective of our ability to allocate fixed cost component with a higher base of revenues. It was partially offset by the startup expenses at our new locations that I mentioned earlier.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Operating expenses was $18.9 million for the three months ended September 30, 2007 compared to $15.2 million for the three months ended September 30, 2006. That’s an increase of $3.7 million, or 23.9%. As a percentage of revenue, operating income decreased from 22.7% in the third quarter of ‘06 to 20% in the third quarter of ‘07. Primary reasons for this decrease were lower pricing in certain markets, higher depreciation and labor expenses, coupled with the establishment of new service centers and the expansion of operations at our existing service centers.
New service centers increased operating income by $2.1 million for the three-month period ended September 30, ‘07 when compared to the three-month period, September 30, ‘06. Operating income was increased by new service centers in 2007 by $1.2 million in the Rocky Mountain region, $600,000 in the Appalachian region, $100,000 in the Southwest region, and $200,000 in the Mid-Continent region.
Operating income increased from $16.5 million in the second quarter of 2007 to $18.9 million in the third quarter of 2007, which is a percentage increase between sequential quarters of 14.5%. As a percentage of revenue, operating income increased from $19.4 million in the second quarter of ‘07 to 20% in the third quarter of ‘07. The primary reason is really just our ability to allocate the use over a higher base of revenues.
Turning to the balance sheet for a moment, we ended the quarter in a strong financial position with approximately $42.1 million of working capital. The total debt at September 30, 2007 was approximately $1.6 million, and the Company’s debt to capitalization was less than 1%. Capital expenditures for the quarter were $25.9 million and totaled $95.2 million for the nine-month period ended September 30, 2007.
The nine-month capital expenditures include the $7.9 million wireline asset acquisition that we did in February of ‘07. Increased capital expenditures in 2007 is principally due to the growth in our new centers and asset acquisition, additional equipment in existing locations, and down payments for equipment to be delivered in the future.
The Company’s [2000] and CapEx budget is currently estimated at approximately $100 million, which includes a $7.9 million spend on the Wireline, which includes $11 million spent on the wireline asset acquisitions to the date of this call. At this point, I’m going to turn the call back over to Dave for some additional comments.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Thanks, Tom. Focusing on the region, Appalachia had a very strong third quarter with revenues of $45.5 million, up 44% over 2006, and 29% sequentially. Appalachia represented 48% of our total quarterly revenue. This is our busy season in Appalachia and we’ve been adding equipment to match the growing rig count in the region, especially in southern Appalachia where we’ve added three new service centers in 2006 and 2007.
This area is very active in coal beds and shale plates and a key market for a nitrogen frac, which is driving much of our revenue growth in the region. To meet demands, we moved [mining] and nitrogen crews and equipment from the Rockies into this area.
Our newest service center in Jane Lew, West Virginia continues to make excellent progress, capturing market share and growing revenue. Revenues from Jane Lew increased 173%, sequentially, from the second quarter and are growing faster than our original expectations.
We’re seeing greater shale expiration and development throughout Appalachia as new E&P companies move into the area and compete with local operators for acreage. The technical expertise and best practices as we develop from working in other shale basins in the U.S. is a significant competitive advantage for acquiring new customers in Appalachia. Regional demand is high for our expertise and high-tech completions for shale. We have strategically positioned ourselves to capture a significant share of this growth market by supplementing our existing resources in the area with extra equipment from our Western service centers.
Our Southeast region had revenues of $19.3 million, up 17% over 2006, and 16% sequentially. This region benefits from higher utilizations of current crude and the addition of increased cementing equipment. Our cementing capabilities continue to differentiate us from a number of competitors. As additional stimulation equipment enters the northern Louisiana/east Texas market, we see an increasing pricing pressure for commodity, slick water frac jobs. In response, we’ve been differentiating ourselves by moving into the higher tech part of this market, which has helped inflate our margin and utilization.
Our Mid-Continent region had revenue of $13.5 million for the quarter, which is an increase of 15% year over year. We are aggressively growing our foam frac in cross-linked stimulation market share in this region to reduce the number of competitors vying for this business.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

The success of our projects for customers have generated a growing workload with leading E&P companies like Southwestern, [XPO], Forest Oil, and others with large drilling inventory and well-hedged capital budgets, providing us with strong revenue visibility for the rest of this year and into 2008. The Mid-Continent rig count continues to stay high, providing consistent demand for our services in the region.
Our new service center in Clinton, Oklahoma generated its first stimulation revenue during September. Staffing at this location is advancing well and we’re continuing to build up our equipment and personnel. Customer response to this move has been extremely supportive as customers note that we can now participate in the deeper higher tech market in the Anadarko Basin. Performance from this location is in line with expectations.
The Rocky Mountain region was our most challenging as we witnessed a drop off in activity resulting from low regional natural gas prices. You may recall that natural gas prices in the Rockies experienced extreme differentials in the quarter. The average natural gas price during the third quarter at the [Yokel] Hub in Wyoming was $2.62 per mcf, reaching a low of $0.29 on September 11, compared to an average of $6.18 per mcf at Henry Hub.
Our revenues were $6.7 million, a drop of 18% from the previous year, and sequential drop of 28% from the second quarter. Although our cementing and wireline crudes stay fairly active for customers who do not want to lose their drilling rigs, our stimulation crudes experienced a drop in utilization as operators delayed their frac project.
Long term, we are enthusiastic about the market share we are winning in the Rockies for high-tech well completion. We have been awarded several key projects that suit our strategy of working for larger customers on more technical wells. For example, Superior has been awarded a stimulation project for deeper technical wells in the Vernal area that require high-tech, cross-link fluids, along with high treating pressures, up to 13,000 psi.
In the past, this type of project could only be serviced by one of the big three. However, we have grown Superior’s technical fluid expertise and equipment capability to the point where we can now effectively compete for and win these types of high value and profitable jobs. We successfully pumped our first job of this type in October. A special thanks go out to our technical, sales, and operational teams from this region who have made this a success.
We’ve also increased our workload in the Rockies with EnCana and Anadarko increasing their market share with these active and well-funded E&P operators for a more technically challenging job. We’ve recently won a new contract from BP for work sourced from our Farmington location. At this time, we’re participating with BP on smaller jobs as part of our effort to build a larger and more active long-term relationship with this large E&P operator.
Based on our new contracts and increases in market share, we remain very optimistic about the long-term potential for growth in the Rockies, especially in light of anticipated higher prices when the Rockies Express pipeline comes online early next year. We expect the REX pipeline startup in first quarter 2008 to improve Wyoming gas prices while giving a boost to rig counts and stimulation activity in this region. As a result, we are progressing with the opening of our two newest centers in the region.
In Brighton, Colorado, we’re assembling a strong team of experienced personnel and are awaiting the final pieces of our startup equipment. We expect delivery of this equipment in November and anticipate generating revenue with this investment during the fourth quarter. Generally, this area is less impacted by gas prices and should remain very active.
We’re cautious about Wyoming and have been intentionally slow about building our resources in Rock Springs. Although we added cementing equipment and some experienced local personnel, we have put equipment additions on hold until after the winter. We conserve as some of the Wyoming activity from our Vernal location, which will help boost their utilization. Rock Springs is currently behind our startup expectations, mainly due to a softer market and strategy change.
As mentioned earlier, we have shifted some of the equipment planned for this location to Appalachia to cover the busy surge in that region. On November 1, we acquired Madison Wireline, located in Williston, North Dakota. Acquiring Madison Wireline gives us a superior presence into the busy [balk] and play of North Dakota and Montana. This acquisition is consistent with our scalable strategy for entering into new geographic markets.
We buy wireline companies to expand our footprint, which is vertical, upward into new markets and create an additional operating base for providing future pumping services to customers of the acquired company. Horizontal growth, extending our service line, in an area.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Madison has a solid reputation in the area and all of their employees will be retained. The North Dakota/Montana market is very oily and has seen a rise in rig count over the last several quarters. Madison Wireline is an excellent fit with Superior and further expands our presence in another growth market. We welcome the Madison employees to the Superior family.
Looking at the Southwest region, we continue to recognize this area as a growth market. About 50% of the active drilling rigs in the U.S. are working in the Southwest region. Our Alvarado, Texas operation generated $9.2 million sales in the third quarter, up 475% over 2006. Our activity in the Barnett Shale continues to be very brisk, but we have seen increased pricing pressure for the stimulation work.
Service companies have been moving excess stimulation capacity into this area from Canada and the slower Rocky Mountain region. Our revenues for this region in the third quarter were sequentially down slightly despite higher stimulation utilization.
Our cementing business in Alvarado continues to grow with less pricing pressure. This is a very strong business for us and differentiates us from a number of our competitors that don’t provide this service. We anticipate adding wireline to this area in Q4, giving us greater flexibility to bundles our services. Margins in Alvarado are higher than last year with the increased revenue and equipment utilization.
Our newest service center in this region in Dexter, New Mexico began generating revenue in October. This location is in the oily Southeast New Mexico Permian Basin market, which is buoyed by higher oil prices. Higher oil prices have encouraged more remedial and work-over activity, which will increase demand for cementing and acidizing work. Staffing at this location is going well and we anticipate this center to be ahead of the typical startup location for us. Farmington and Alvarado are loaning Dexter equipment and personnel to help make their startup a success.
As mentioned in our last call, we opened a city sales office in Fort Worth, Texas, placing our sales and technical personnel within walking distance of many of the active players in the Barnett Shale play, along with the ability to support Dallas customers.
As we look into 2008, we’re optimizing our capital investment plans. We are seeing more competitive pricing and shorter lead time from our suppliers, giving us greater opportunity to optimize our CapEx budget. For example, we’ve ordered some long lead-time items and service lines with high asset returns and where we have a shortage of equipment for meeting customer demand. We will be judicious about ordering equipment for service lines where we anticipate lower returns. As always, we continue to monitor natural gas, storage levels, rig count, and margins in our regions to determine the need for adding or reallocating equipment.
Superior is pleased to announce that we received a commitment from our primary sand supplier for an additional 200 million pounds of 20/40 Ottawa sand, annually, beginning in 2008. 20/40 Ottawa sand is sometimes referred to as white gold in our industry because of the high demand and ongoing short supply. This commitment helps position us for planned expansion of our stimulation business. We have a strong balance sheet and we expect to be able to fund our 2008 CapEx needs with cash flow and existing borrowing activity.
In summary, we continue to be very extremely bullish about our market growth, as evidenced by our 51% year-over-year revenue growth and steady, strong margins. Demand is consistently strong for our brands of comprehensive, high-tech well completion services as commodity prices remain good and the rig count stays active. We work with many of the Oil & Gas Journal 200 and all of our customers are telling us they expect the drilling programs will be higher than 2007. The average decline rate for a typical resource-laid well in the U.S. is greater than 50%. It means Superior’s services are mission critical for our customers for meeting their production targets.
Looking at the forward drive for natural gas, the 12-month strip is more than $8.00 per 1,000 mcf. By our account, many of our customers are capable of locking in these higher prices with a variety of hedges and protecting their capital budget. In total, Superior Oil Services’ crews and equipment have written, year to date, over 19,000 tickets and we expect that number to increase in 2008, based on our current order book and discussions with customers.
We successfully established the competitive advantage in high-tech completions, enabling us to penetrate this profitable market with leading customers and creating the potential for expanding our list of services to them. We see excellent growth opportunities in all of our service lines and the potential to improve our competitiveness by bundling of our mix of services. We will continue to grow Superior with a two-pronged approach. We will continue to expand our national footprint by entering active new markets and extend our lineup of services in existing centers.
This strategy provides the platform for continued growth and create long-term value for our customers. We remain intently committed to our goal of Superior Well Services of continuing our pursued of becoming a higher-tiered service company in our industry. We will now entertain questions and answers.

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QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). And we will pause for just a moment as questions compile. And your first question comes from the line of Joe Agular with Johnson Rice & Company. Go ahead.

Joe Agular - Johnson Rice & Co. — Analyst
Thank you. Good morning.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Hi, Joe.

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
Hi, Joe.

Joe Agular - Johnson Rice & Co. — Analyst
I just, you all had really a great quarter compared to some of your peer group, particularly sequentially, and I was wondering if you could just maybe discuss pricing a little bit in terms of how it held up for you. And I guess I keep going back to the comment you all have made in the past regarding your strategy, being a little bit below the big three, to start, and whether or not that kind of what’s giving you the cushion right now in the market.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
As most of the other people have mentioned, we are seeing some pricing pressure in certain regions. And probably the most pricing pressure is out West and in the low-tech market areas. Our strategy for the new service centers and to initially price below the big three, and then as our reputation utilization improve, continue to work our prices up closer to the competition.
We feel like we’re seeing maybe less pricing pressure because once our performance improves, then the competition is challenged to match up with us, therefore we think they’re seeing more pricing pressure to get closer to our pricing, therefore we’re not seeing as much pressure to continue to reduce prices.

Joe Agular - Johnson Rice & Co. — Analyst
Okay and if I could ask one follow up. If, I may have missed this. If you gave it already, I apologize, but in terms of your horsepower numbers for the end of this year, are you still on track to —?

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
We ended the quarter at 244,000 and we’ll actually be, our goal was 253,000. We’ll be between 250,000 and 260,000, so we may actually bump that a little bit based on the timing of some year-end orders.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Joe Agular - Johnson Rice & Co. — Analyst
And, basically, as you said, I think ‘08 is still sort of to be decided?

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
We have $50 million committed of our CapEx budget and we’ve already ordered, made some additional orders, but one thing we’re seeing is a change in the timing that we have to order. So, some of the critical long-term items, we’ve gone ahead and ordered those. Some of the other stuff that we see a shorter time period to get, we just kind of keep those moving forward until we see how the market kind of, how the winter kind of shapes up.

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
Yes, Jim, let me clarify one thing. As Dave just said, we, initially going into this year, we’re finalizing our budgets for ‘08, the end of this month, first part of next month. And, right now, we have preliminary approval for a $50 million CapEx budget, of which a little over $20 million we’ve actually had firm orders on.

Joe Agular - Johnson Rice & Co. — Analyst
Okay, and this year’s CapEx budget should end at around what $100 million —?

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
Just a little over $100 million, right around $100 million, actually.

Joe Agular - Johnson Rice & Co. — Analyst
Right.

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
And that’s inclusive of the little $3 million cash acquisition that Dave talked about, the Madison, as well as the acquisition that we did in February of this year for just under $8 million.

Joe Agular - Johnson Rice & Co. — Analyst
Okay, great. Thank you very much.

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
Sure.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Thanks, Joe.

Operator
And, gentlemen, your next question comes from the line of Byron Pope with Tudor Pickering. Go ahead.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Byron Pope - Tudor Pickering & Co. — Analyst
Good morning, guys.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Good morning, Byron.

Byron Pope - Tudor Pickering & Co. — Analyst
I wanted to get your thoughts on any potential, any pricing pressures you might be seeing in kind of the nitrogen and cementing side. I know that, coupled with the general surveying, collectively make up roughly half the mix. So, just curious as to whether or not you’re seeing any pricing pressures on that side of the business.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Again, it kind of gets down to the, from what we see, the technology level. If it’s a lower-tech market, we continue to see some pricing pressure versus similar to what we see on stimulation, maybe not as aggressive as we do on stimulation. But in the higher-tech market, again, we feel like we can, a combination of packaging, the services that we have, the expertise that we’re now starting to show to our customers, we’ll be able to get a little stronger pricing with those services in the higher-tech areas.

Byron Pope - Tudor Pickering & Co. — Analyst
And then, just with regard to the Rockies region, you mentioned lower utilization on the stimulation side. Can you give us a sense for the order of magnitude in terms of where your frac crudes operating in Q3, what you might’ve expected or in a more normal environment, if you will?

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
It was probably down 25%, 25% to 30%, over what we expected, which would have been, basically, Vernal, last year. Farmington was new in Q3 of ‘06, so therefore, it’s kind of a still building up book. But Vernal was probably down 30%, year over year.

Byron Pope - Tudor Pickering & Co. — Analyst
Okay. And then the last question with regard to the Southwest region, specifically the Fort Worth Barnett. You mentioned kind of an influx as excess capacity from Canada and some of the slower areas in the Rockies. It sounds as though this influx of excess capacity, if you will, has really come in the past two, three months. Is that a fair way to characterize it?

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
I think it’s probably coming in, it started coming in the second quarter, and then got a little more established in the third quarter where we started seeing the effects of that extra equipment coming in.

Byron Pope - Tudor Pickering & Co. — Analyst
Okay. Thanks, guys.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Thanks, Byron.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Operator
(OPERATOR INSTRUCTIONS). And, gentlemen, you have a follow up from the line of Joe Agular. Go ahead.

Joe Agular - Johnson Rice & Co. — Analyst
I figured I’d jump in and ask one more.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Okay.

Joe Agular - Johnson Rice & Co. — Analyst
Appalachia, obviously, you know, is the strength of the Company. Could you maybe comment on if you’re noticing any increased competition from no other companies entering or moving equipment into that market?

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
We are seeing some companies coming in. The equipment needs in Appalachia is different than a lot of the other regions, so some of the equipment that we’re seeing come in is tractor trailer, horsepower equipment to work on some of the shale wells. But as far as the day-to-day body load, straight truck equipment, we’re not seeing as much competition into that area at this time.

Joe Agular - Johnson Rice & Co. — Analyst
Okay. I think that’s it.

Tom Stoelk - Superior Well Services, Inc. — VP, CFO
Thanks, Joe.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Thanks, Joe.

Operator
And at this time, there are no further questions.

Dave Wallace - Superior Well Services, Inc. — Chairman, CEO
Well, thanks, Jeremy. In closing, I’d like to thank our employees who work exceedingly hard everyday to make Superior successful. Additionally, we wish to thank our suppliers who assist us in providing services to our customers, and our investors who trust and support and have contributed to our growth. And, foremost, we thank our customers whom we value and recognize as our motivation at all times to remain Superior. Thanks, everyone. We’ll talk to you next quarter.

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Final Transcript
Nov. 06. 2007 / 11:00AM ET, SWSI — Q3 2007 Superior Well Services, Inc Earnings Conference Call

Operator
Thank you for your participation in today’s conference, ladies and gentlemen. This does conclude the presentation and you may now disconnect. Have a wonderful day.

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